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                    June 13, 2022

       Prabir Adarkar
       Chief Financial Officer
       DoorDash, Inc.
       303 2nd Street, South Tower, 8th Floor
       San Francisco, California 94107

                                                        Re: DoorDash, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-39759

       Dear Mr. Adarkar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services